Exhibit 4.1

June 9, 2010

BY FAX AND COURIER

Wilmington Trust Company

Rodney Square North

1100 N. Market Street

Wilmington, Delaware 19890-0001

Citibank, N.A.

388 Greenwich Street

14th Floor

New York, NY 10013

Attn: Global Transaction Services – Millipore Corporation

Re:	Notice of Convertibility and Make-Whole Fundamental Change

Ladies and Gentlemen:

Reference is made to that certain Indenture, dated as of June 13, 2006 (the “Indenture”), between Millipore Corporation, a Massachusetts corporation (the “Company”), Wilmington Trust Company, as trustee (the “Trustee”), and Citibank, N.A., as securities agent (the “Securities Agent”), pursuant to which Company’s 3.75% Convertible Senior Notes Due 2026 (the “Notes”) were issued. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

On February 28, 2010, the Company entered into an Agreement and Plan of Share Exchange (the “Agreement”) with Merck KGaA, a German corporation with general partners (“Merck”), and Concord Investments Corp., a Massachusetts corporation and a wholly owned Subsidiary of Merck (“Concord”).

Pursuant and subject to the Agreement, Concord has agreed to acquire each issued and outstanding share of common stock, par value $1.00 per share, of the Company (“Common Stock”), in exchange for the right to receive $107.00 in cash per share without interest (the “Share Exchange Consideration”). Completion of the acquisition requires the satisfaction of certain customary conditions, including antitrust clearance. In the United States, the waiting period for antitrust review expired on April 19, 2010 without the Department of Justice or the Federal Trade Commission having issued a request for additional information. On June 2, 2010, Merck filed a notification of the concentration with the European Commission, which is subject to a review period of up to twenty-five (25) business days (assuming that no commitments need to be offered and that no in-depth investigation is initiated by the European Commission). This and other antitrust approvals are still outstanding. Further, on June 3, 2010, Millipore shareholders at a Special Meeting of Shareholders approved the exchange of all outstanding shares of common stock of Millipore for cash in accordance with the Agreement.

Pursuant to the Agreement, as soon as practicable on the Closing Date and subject to the satisfaction or waiver of certain conditions set forth in the Agreement, the Company will become a wholly owned Subsidiary of Concord. At the date and time at which the Share Exchange becomes effective (the “Share Exchange Effective Time”), all shares of Common Stock will be exchanged for the right to receive the Share Exchange Consideration.

Millipore Corporation 290 Concord Road Billerica, Massachusetts 01821 U.S.A. 978-715-4321	www.millipore.com

Notice of Convertibility of the Notes

In accordance with Sections 10.01(C), 10.10, 10.14(D), and 12.02 of the Indenture, notice is hereby given that a Fundamental Change and a Make-Whole Fundamental Change will occur upon the consummation of the Share Exchange. The Company currently anticipates that the Share Exchange Effective Time will occur on July 14, 2010, but the Company is unable to give any assurances as to the actual date on which the Share Exchange will occur, if at all. Accordingly, pursuant to Sections 10.01(A)(v) and 10.14(A) of the Indenture, Holders may surrender Notes for conversion at any time during the period (the “Make-Whole Conversion Period”) that:

•

begins on, and includes June 14, 2010, the date that is 30 calendar days prior to the date originally announced by the Company as the anticipated Share Exchange Effective Time of the Share Exchange; and

•

ends on, the later of: (i) the date that is thirty (30) Business Days (as defined in the Indenture) after the actual effective date of the share exchange, which the Company will announce no later than the third Business Day after the effective date of the share exchange; and (ii) the “Fundamental Change Repurchase Date,” which the Company will announce within twenty (20) Business Days after consummation of the share exchange (the “Make-Whole Conversion Period”).

Holders that surrender their Notes for conversion will receive, in exchange for their Notes, cash and, if applicable, shares of Common Stock in accordance with the Indenture. However, in accordance with Section 10.11 of the Indenture, at and after the Share Exchange Effective Time, the Notes will be convertible solely into cash and will no longer be potentially convertible in part into shares of Common Stock. The Conversion Rate in effect on June 14, 2010 is 11.0485 shares of Common Stock per $1,000 principal amount of Notes. However, Holders that convert their Notes during the Make-Whole Conversion Period may in some circumstances be entitled to an increased Conversion Rate as explained below under the heading “Notice of Make-Whole Fundamental Change and Increase in the Conversion Rate.”

Holders should be aware that Section 10.02 of the Indenture governs the conversion procedure for Notes surrendered for conversion prior to the Share Exchange Effective Time, so long as the Cash Settlement Averaging Period can still be calculated. As such, Principal Return and amount of Net Shares to be received upon conversion (the “Conversion Value”) will depend in part on the Closing Sale Price per share of Common Stock for each Trading Day during the applicable Cash Settlement Averaging Period, which prior to the Share Exchange Effective Time may be less than the Share Exchange Consideration. The Cash Settlement Averaging Period is defined as the twenty (20) consecutive Trading Days that begins on, and includes, the second (2nd) Trading Day after the day such Note is tendered for such conversion. Please refer to Section 10.02 of the Indenture for a more complete description of the conversion procedure.

Further, in accordance with Section 10.11 of the Indenture, for Holders that surrender their Notes at and after the Share Exchange Effective Time or at such time prior to the Share Exchange Effective Time that prevents the Cash Settlement Averaging Period from running, the Daily Conversion Value and Daily Net Shares will be calculated based on the value of the Reference Property (i.e., an amount of cash equal to the Share Exchange Consideration). Accordingly, if the Share Exchange Effective Time occurs, the Conversion Value may be greater for the Notes converted after the Share Exchange Effective Time than for Notes converted prior thereto.

Notice of Make-Whole Fundamental Change and Increase in the Conversion Rate

Because a Make-Whole Fundamental Change will occur upon the consummation of the Share Exchange, the Conversion Rate applicable to the Notes that are surrendered for conversion during the Make-Whole Conversion

Period will be increased pursuant to Section 10.14 of the Indenture, if, but only if, the Share Exchange is completed. Therefore, a Holder that surrenders Notes for conversion during the Make-Whole Conversion Period will not be entitled to this increase in Conversion Rate if the Share Exchange is not completed. Because the Share Exchange is subject to certain conditions and events, the Share Exchange may not occur. If the Share Exchange is completed, then, in accordance with Section 10.14(D) of the Indenture, the Company will mail a notice of, and publicly announce its consummation no later than the third (3rd) Business Day after the Share Exchange Effective Time. This notice will state the Share Exchange Effective Time and the amount of the increase in the Conversion Rate that applies to Notes surrendered for conversion during the Make-Whole Conversion Period.

The increase in the Conversion Rate will be determined based on the Share Exchange Effective Time, which is the “Effective Time” of the Make-Whole Fundamental Change for purposes of the Indenture, and the Applicable Price, which is deemed to be the Share Exchange Consideration. As explained above, the currently anticipated Share Exchange Effective Time is July 14, 2010. The following is for illustrative purposes only. The actual conversion rate will vary with the actual effective time of the share exchange transaction, which may vary from our current estimate. If the Share Exchange Effective Time were to occur on July 14, 2010, then in accordance with Section 10.14 of the Indenture, the increase in the Conversion Rate applicable to Notes surrendered during the Make-Whole Conversion Period would be 0.7519 shares of Common Stock per $1,000 principal amount of Notes, which would result in an additional cash payment of $80.46 per $1,000 principal amount of Notes. Thus, if the Share Exchange Effective Time were to occur on July 14, 2010, the Conversion Rate for the Notes that are converted at and after the Share Effective Time, so long as such conversion is also during the Make-Whole Conversion Period, would be 11.8004 shares of Common Stock for each $1,000 principal amount of Notes, which would result in a total cash payment of $1,262.64 per $1,000 principal amount of Notes.

If the Share Exchange Effective Time occurs and Holders fail to convert their Notes during the Make-Whole Conversion Period, Holders will not be entitled to any increase in the Conversion Rate pursuant to Section 10.14 of the Indenture.

Please refer to the Indenture for a more complete description of the increase in the Conversion Rate applicable in connection with Make-Whole Fundamental Changes including, but not limited to Section 10.14(B) of the Indenture which contains a table providing the Make-Whole Fundamental Change amount corresponding to the Applicable Price and effective date of such Make-Whole Fundamental Change.

Conversion Procedures

A Holder may convert a portion of a Note, but only if that portion is an integral multiple of $1,000 in principal amount.

The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of shares of Common Stock, if any, upon conversion of a Note. However, a Holder that converts a Note must pay any such tax or duty that is due because such shares are issued in a name other than such Holder’s name.

Securities Held in Certificated Form

To convert a Note that is held in certificated form, the Holder must:

(1) complete and sign the Conversion Notice (a copy of which can be found either on the back of the Note or attached to this notice), with appropriate signature guarantee, on the back of the Security;

(2) surrender the Security to the Conversion Agent;

(3) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent;

(4) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture (see “Interest Payments” below); and

(5) pay any tax or duty if required pursuant to the Indenture.

Global Securities

To convert a beneficial interest in a Note that is a Global Security, the Holder must, in addition to complying with any other rules and procedures of The Depository Trust Company (the “DTC”):

(1) cause there to be completed and delivered an appropriate instruction form for conversion, in accordance with the rules and procedures of DTC;

(2) cause there to be delivered to the Conversion Agent, through the facilities of DTC, in accordance with the rules and procedures of DTC, the interest in the Global Security to be converted;

(3) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture (see “Interest Payments” below); and

(4) pay any tax or duty if required pursuant to the Indenture.

Interest Payments

Except as provided in the Notes or in Article X of the Indenture, no payment or adjustment will be made for accrued interest, Contingent Interest or additional interest on a converted Security or for dividends on any Common Stock issued on or prior to conversion. If a Holder surrenders a Note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the related interest payment date, then, notwithstanding such conversion, the interest payable with respect to such Note on such interest payment date will be paid, on such interest payment date, to the Holder of record of such Note at the close of business on such record date. However, the Holder who surrenders the Note for conversion during this period must pay to the Conversion Agent, upon surrender of the Note, an amount equal to the interest payable on such interest payment date on the portion of the Note being converted.

The Notes bear interest at an annual rate of 3.75%, payable semi-annually, computed on the basis of a 360-day year of twelve 30-day months. The interest payment dates for the Notes are June 1 and December 1 of each year, and the corresponding record dates are the immediately preceding May 15 and November 15, respectively.

Company Has Elected NOT to Make an Acquirer Stock Conversion Right

Pursuant to Section 10.14(D) of the Indenture, the Company declares that it has elected not to make an Acquirer Stock Conversion Right. Regardless, the form of the proposed transaction would not permit the Company to elect to make an Acquirer Stock Conversion Right.

If Share Exchange Consummated, Company Obligation to Offer Repurchase Option to All Holders

Pursuant to Section 3.10 of the Indenture, if the Share Exchange is consummated, each Holder of Notes shall have the right (the “Fundamental Change Repurchase Right”) at such Holder’s option to require the Company to repurchase all of such Holder’s Notes (or portions thereof that are integral multiples of $1,000 in principal amount), on a date selected by the Company (the “Fundamental Change Repurchase Date”), which shall be no later than thirty five (35) days, nor earlier than twenty (20) days, after the date the Fundamental Change Notice is mailed in accordance with Section 3.10(B) of the Indenture. Upon the satisfaction of the requirements of Section 3.10 of the Indenture, the Holder’s repurchase option shall require the Company to repurchase all of such Holder’s Notes at a price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Notes (or portions thereof) to be so repurchased (the “Fundamental Change Repurchase Price”), plus accrued and unpaid interest, if any, to, but excluding the Fundamental Change Repurchase Date.

Notice of Supplemental Indenture

Pursuant to Section 10.10 of the Indenture, the Company is notifying Holders of its 3.75% Convertible Senior Notes Due 2026 that upon the consummation of the Share Exchange, Concord and the Company intend to enter into a Supplemental Indenture on the Fundamental Change Date which will affect the rights of Holders of the Notes. The Supplemental Indenture will be entered into by the Company pursuant to Section 9.01 of the Indenture, which permits the Company to enter into one or more indentures supplemental to the Indenture, without the consent of the Holders, for the purpose of complying with Section 10.11 of the Indenture. Pursuant to the terms of such Supplemental Indenture, Concord will agree to be jointly and severally liable for payment obligations upon conversion of the Notes. This notice is intended to satisfy the notification requirements pursuant to Section 10.10 of the Indenture.

The Conversion Agent is: Citibank, N.A.

Citibank, N.A. is acting as the Registrar and Conversion Agent. Its contact information follows:

Citibank, N.A.

388 Greenwich Street

14th Floor

New York, NY 10013

Attn: Global Transaction Services – Millipore Corporation

Phone: (212) 816-5680

Facsimile: (212) 816-5527

Please refer to the Indenture for a more complete description of the convertibility of the Notes, the consideration due upon conversion and when such consideration must be paid by the Company.

Millipore Contact

If you have any questions, please contact Joshua Young, Director, Investor Relations at (978) 715-1527.

Very truly yours,

MILLIPORE CORPORATION

By:	/s/ Charles F. Wagner, Jr.
Name:	Charles F. Wagner, Jr.
Title:	Corporate VP and Chief Financial Officer

CONVERSION NOTICE

To convert this Security in accordance with the Indenture, check the box:    ☐

To convert only part of this Security, state the principal amount to be converted (must be in multiples of $1,000):

$

If you want the stock certificate representing the shares of Common Stock, if any, issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Security)

Signature(s) guaranteed by:

(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

METHOD OF DELIVERY

☐    CHECK HERE IF THE SECURITIES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE CONVERSION AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Surrendering Institution:

DTC Account Number:

Contact Person:

Address:

Telephone (with international dialing code):

Facsimile (with international dialing code):

Date Surrendered:

Transaction Code Number:

SPECIAL ISSUANCE INSTRUCTIONS

To be completed ONLY if payments are to be made to DTC for the account of someone other than the person(s) whose signature appear(s) within this conversion notice.

Make payment to:

(DTC Account Number)

(Account Party)

PAYOR’S NAME: Citibank, N.A., as Conversion Agent
SUBSTITUTE Form W-9	Part I — PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	TIN:
Social Security Number or Employer Identification Number

Payor’s Request for Taxpayer Identification Number (“TIN”) and Certification	Part II — For Payees exempt from backup withholding, see the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 contained in this Letter of Transmittal and complete as instructed therein.

Part III — Certification — Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct TIN (or I am waiting for a number to be issued to me); and

(2)    I am not subject to backup withholding because: (a) I am exempt from backup withholding or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3) I am a U.S. person (including a U.S. resident alien); and

(4) All information provided in this form is true, correct and complete.

	SIGNATURE:	DATE:

Certification Instructions — You must cross out item (2) of Part III above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2) of Part III. (Also see the instructions in the enclosed Guidelines.)

NOTE:	FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY REPORTABLE PAYMENTS TO YOU. PLEASE REVIEW THE GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 CONTAINED IN THIS LETTER OF TRANSMITTAL FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING YOUR TIN.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a TIN has not been issued to me, and either (a) I have mailed or delivered an application to receive a TIN to the appropriate IRS Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a TIN by the time of payment, a portion of all reportable payments made to me will be withheld.

Signature:                                                                                       Date:

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor. Social Security Numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help you determine the number to give the payor.

For this type of account:			Give the SOCIAL SECURITY NUMBER or EMPLOYER IDENTIFICATION NUMBER of:
1.		Individual	The individual

2.		Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)

3.		Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)

4.	(a)	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(l)

	(b)	So-called trust account that is not a legal or valid trust under State law	The actual owner(l)

5.		Sole proprietorship or single-owner LLC not electing corporate status on Form 8832	The owner(3)

6.		A valid trust, estate, or pension trust	The legal entity(4)

7.		Corporation or LLC electing corporate status on Form 8832	The corporation

8.		Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

9.		Partnership or multi-member LLC not electing corporate status on Form 8832	The partnership

10.		A broker or registered nominee	The broker or nominee

11.		Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person’s Social Security Number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s Social Security Number.

(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may either use your Social Security Number or Employer Identification Number.

(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title)

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a Taxpayer Identification Number or you do not know your number, obtain Form SS-5, Application for a Social Security Card, or Form SS-4, Application for Employer Identification Number, at an office of the Social Security Administration office or the Internal Revenue Service, from www.irs.gov or by calling 1-800-TAX-FORM and apply for a number.

Payees Exempt from Backup Withholding

Backup withholding is not required on payments made to the following payees:

1. An organization exempt from tax under Section 501(a), any IRA, or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).

2. The United States or any of its agencies or instrumentalities.

3. A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

4. A foreign government or any of its political subdivisions, agencies or instrumentalities.

5. An international organization or any of its agencies, or instrumentalities.

Other payees that may be exempt from backup withholding include:

6. A corporation.

7. A financial institution.

8. A dealer in securities or commodities required to register in the U.S., the District of Columbia, or a possession of the U.S.

9. A real estate investment trust.

10. A common trust fund operated by a bank under Section 584(a).

11. A trust exempt from tax under Section 664 or described in Section 4947.

12. An entity registered at all times during the tax year under the Investment Company Act of 1940.

13. A foreign central bank of issue.

14. A middleman known in the investment community as a nominee or custodian.

15. A futures commission merchant registered with the Commodity Futures Trading Commission.

The chart below shows types of payments that may be exempt from backup withholding. The chart applies to the exempt recipients listed above, 1 through 15.

IF the payment is for	THEN the payment is exempt for
Interest and dividend payments	All exempt recipients except for 15

Broker Transactions	Exempt recipients 1 through 15 except for 11 & 14. Also, a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker

Barter exchange transactions and patronage dividends	Exempt recipients 1 through 5

Payments over $600 required to be reported and direct sales over $5,000	Generally, exempt recipients 1 through 6 and 13.

EXEMPT PAYEES DESCRIBED ABOVE SHOULD FILE SUBSTITUTE FORM W-9 TO AVOID POSSIBLE ERRONEOUS BACKUP WITHHOLDING. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM IN PART II, SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYOR.

Privacy Act Notice—Section 6109 of the Internal Revenue Code requires most recipients to give their correct Taxpayer Identification Number to payors who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia, and U.S. possessions to carry out their tax laws. We may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism.

Payors must be given the numbers whether or not recipients are required to file tax returns. Payors must generally withhold a certain percentage (currently 28%) of taxable interest, dividend, and certain other payments to a payee who does not furnish a Taxpayer Identification Number to a payor. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3) Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4) Misuse of Taxpayer Identification Numbers. If the requester discloses or uses taxpayer identification numbers in violation of federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX ADVISOR OR THE INTERNAL REVENUE SERVICE.